Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), dated January 17, 2013, is entered into by and between Primus Telecommunications Group, Incorporated (the “Company”), and Peter D. Aquino (“Executive”). The purpose of this Amendment is to amend the Employment Agreement, dated as of October 12, 2010, between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company wish to amend the Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the “Parties”) hereby agree as follows:

1.	Definitions. “Severance Period” shall mean the one-year period following the termination of Executive’s employment with the Company. All other capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.	Position and Duties. Notwithstanding anything to the contrary set forth in Section 2.2(a) of the Agreement, effective as of January 1, 2013 and continuing during the Employment Period, Executive shall serve as Chairman of the Board of the Company (“Executive Chairman”) and as an employee of the Company. As Executive Chairman, Executive shall perform such duties as may be assigned to him by the Board. Executive acknowledges and agrees that neither his appointment as Executive Chairman nor the appointment of Andrew Day as President and Chief Executive Officer of the Company shall constitute a Good Reason event under the Agreement. Executive shall continue to devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company

3.	Base Salary, Target Amount for Bonus. Notwithstanding anything to the contrary in the Agreement, (i) the Base Salary, as set forth in Section 2.3(a) of the Agreement, shall be Eight Hundred Thousand Dollars ($800,000) in year 3 or 2013 and, on a pro-rated basis, for the period from January 1, 2014 through March 31, 2014, and (ii) the Target Bonus Amount for each of 2013 and the period from January 1, 2014 through March 31, 2014, as set forth in Section 2.3(b) of the Agreement, shall be eliminated, with any bonus for 2013 or for the period from January 1, 2014 through March 31, 2014 to be based upon the discretion of the Compensation Committee.

4.	Termination for Non-Renewal, Without Cause, for Good Reason or upon a Change of Control.

a.	Section 2.5(c)(i) of the Agreement is hereby deleted.

b.	The introductory clause of Section 2.5(c)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(x) If upon the expiration of the term of this Agreement on March 31, 2014 Executive and the Company do not enter into an employment agreement having such terms and conditions as may be mutually acceptable to the executive and the Company, and Executive’s employment terminates as of such date (a “Non-Renewal Event”), or (y) if Executive is involuntarily terminated by the Company prior to the end of the Employment Period without Cause (other than on account of death or Disability), or (z) if Executive is determined to have terminated for Good Reason prior to the end of the Employment Period or upon a Change of Control, the Executive shall be entitled to”

c.	Section 2.5(c)(ii)(B) is hereby deleted in its entirety and replaced with the following:

“severance pay equal to $2,800,000 (being an amount equal to two times the sum of the Executive’s (1) 2012 base salary of $700,000 and (2) 2012 target bonus of $700,000),”

d.	Section 2.5(c)(ii)(C) is hereby deleted in its entirety and replaced with the following:

“all outstanding stock options, and other equity grants, as applicable, granted to Executive shall become 100% vested, as if Executive met all objectives, and (1) all outstanding stock options shall be exercisable as provided in Section 2.5(g) and (2) all other equity grants shall be paid or delivered in accordance with their terms, plus”

e.	The introductory clause of Section 2.5(g) is hereby deleted in its entirety and replaced with the following:

“Upon the occurrence of a Non-Renewal Event or Executive’s voluntary termination of employment for Good Reason or termination by the Company without Cause,”

5.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of the Commonwealth of Virginia.

6.	Entire Understanding. This Amendment constitutes the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof, except that, other than as explicitly modified by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its provisions. This Amendment shall be incorporated into the Agreement as an additional provision thereto and all other terms and conditions of the Agreement shall remain in full force and effect full force and effect.

7.	Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Amendment as of the date set forth above.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED		EXECUTIVE

By:	/s/ Neil Subin	/s/ Peter D. Aquino
Name:	Neil Subin	Peter D. Aquino
Title:	Lead Director